Exhibit 10.1

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (“Agreement”) is made by and between Susan H. Holman (“Holman”) and Uroplasty, Inc., a Minnesota corporation (the “Company”) (together the “Parties”).

RECITALS

WHEREAS, Holman was employed by the Company until June 21, 2014, pursuant to an Employment Agreement effective as of December 7, 1999 (the “Employment Agreement”); and

WHEREAS, Section 10 of the Employment Agreement provides that the Company will make certain severance payments to Holman in the event that Holman’s employment is terminated without “cause” as defined therein; and

WHEREAS, the Parties are in agreement that the Company will pay Holman enhanced severance benefits in addition to those provided in Section 10 of the Employment Agreement in exchange for Holman’s execution of this Agreement.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                    Definitions. All words used in this Agreement are intended to have their plain meanings in ordinary English. The following terms are defined as follows:

a)	“Released Parties” as used in this Agreement means the Company and any parent companies, subsidiaries, affiliates, predecessors, successors, joint venture partners and divisions as well as their present and past officers, directors, committees, shareholders, insurers, employees (whether in their individual or official capacities), agents, attorneys, fiduciaries of any employee benefit plan sponsored or maintained by the Company, and anyone who acted on the Company’s behalf.

b)	“Claims” means any and all actual, suspected or potential claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts or liabilities of any nature whatsoever in law and in equity, whether known or unknown, suspected, or claimed, both past and present through the date the release provided in this Agreement becomes effective, against any of the Released Parties, seeking any form of relief, whether for compensatory damages, liquidated damages, punitive or exemplary damages, other damages, penalties, fines, assessments, reinstatement, back pay, front pay, attorney’s fees, specific performance, injunctive relief, reinstatement, other equitable relief, costs, disbursements and interest arising out of or connected to Holman’s employment with, relationship with, or separation or termination from the Company, including without limitation:

i.	Claims arising under any local, state or federal statute, ordinance, rule or regulation, including without limitation, claims under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Civil Rights Act (42 U.S.C. § 1981), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Sarbannes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Minnesota Human Rights Act (“MHRA”), other non-interference or non-retaliation statutes and any other federal, state, or local statute, law, rule, regulation, ordinance or order;

ii.	Claims arising out of state or federal common law for any intentional or negligent act, or any act for which any Released Party might be strictly or vicariously liable; and

iii.	Claims for earned or unearned compensation of any kind (except those expressly provided in or excepted from this Agreement), including wages, bonuses, commissions, expense reimbursements, stock options or other equity-based compensation, used or accrued vacation pay, personal time off pay, severance payments or non-vested employee benefits, or contributions to such benefits.

iv.	The term “claims” does not include any applicable claims for: (a) unemployment insurance benefits; (b) workers’ compensation benefits to the extent that such benefits are awarded by a state agency or agreed upon consistent with applicable state law; (c) vested post-termination benefits under any employee benefit plan; (d) rights Holman has under any employee-benefit or employee-welfare plan, or under any stock option, restricted stock, restricted stock unit, or stock appreciation rights plan or award agreement; (e) rights and benefits under the Consolidated Omnibus Reconciliation Act of 1985, as amended, (“COBRA”); (f) the right to enforce the terms of this Agreement; (g) any right to defense, indemnification or contribution, whether pursuant to the Company’s charter, bylaws, contract, applicable law or otherwise for claims brought against Holman in her capacity as an employee or agent of the Company; (h) rights as a shareholder of the Company; (i) rights under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) 38 U.S.C. § 4301, et seq.; (j) events occurring after the release provided in this Agreement becomes effective; and (k) any other rights which cannot be waived or released under applicable law.

2.                   Separation of Employment. Holman’s employment with the Company terminated without cause effective June 21, 2014 (“Employment Separation Date”).

3.                   Separation Payments. As provided in Section 10 of the Employment Agreement, the Company will continue to pay Employee severance pay equal to twelve months of continuation of salary at Employee’s base salary in effect on the Employment Separation Date, less payroll withholdings that the Company reasonably believes are required by law or elected or authorized by Holman for state and federal income taxes, Social Security, Medicare and other applicable payroll deductions, in accordance with the Company’s normal payroll practices.

4.                  Consideration for this Agreement and the Release of Claims. After Holman’s execution of this Agreement and the expiration of the applicable revocation periods, described in Section 7 of this Agreement, and provided Holman does not exercise her rights to revoke the Release of Claims provided in Section 5 of this Agreement, the Company will provide her with the following:

a)	In accordance with ordinary plan practices, for the months of July 2014 through June 2015, the Company will reimburse Holman in an amount equal to the difference between the amount Holman pays for continued coverage under the Company’s group medical plan or group dental plan pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”) in each month and the amount paid by a full-time active Company employee each month for the same level of coverage elected by Holman;

b)	The Company will pay Holman an additional sum of Twenty-Five Thousand Dollars and no/cents ($25,000.00) as additional assistance to Holman in paying for healthcare coverage after July 1, 2015, which amount will be paid to Holman on or before June 30, 2015;

c)	The Company will pay Holman the sum of Ten Thousand Dollars and no/cents ($10,000.00) for career transition and associated outplacement services within twenty (20) days of her execution of this Agreement provided she has not rescinded her acceptance ; and

d)	To the extent consistent with applicable import/export laws and regulations, the Company will arrange for and pay the costs associated with the shipment of antiques owned by Holman which are currently stored at Company’s facility in Geleen, The Netherlands; however, the Company does not assume any risk of damage in transit.

e)	Holman will coordinate the return of her conference room table directly with the Company.

(Sections 4.a – 4.d hereafter referred to as the “Consideration”). The in-kind or reimbursement benefits provided under this Section 4 are intended to comply with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv) and (v), and this Section 4 shall be construed and administered to give effect to such intention.

The Parties agree that this Consideration is more than what is owed by the Company to Holman by law or contract or under the policies of the Company and it is provided to Holman in exchange for, and is specifically contingent upon, the Release of Claims provided in Section 5 of this Agreement. Other than the severance payment provided in Section 10 of the Employment Agreement and Section 3 of this Agreement, Holman has no rights under any other employment, severance, separation, retention, exit incentive, employment termination, or similar plan, policy, program or practice with the Company and the Consideration described above has been negotiated and agreed upon between the Company and Holman.

5.                   Release of Claims. In exchange for the Consideration paid by and the other undertakings of the Company as stated in this Agreement, Holman knowingly and willingly releases, waives and forever discharges all Released Parties from any and all Claims and all rights to any legal or equitable relief under any such Claims. In exchange for Holman’s agreement to release these Claims, Holman is receiving the Consideration referenced in Section 4 of this Agreement which Holman agrees is full compensation for this Release of all Claims. The Released Parties do not owe Holman anything in addition to what Holman is entitled to receive under this Agreement and Section 10 of the Employment Agreement.

6.                   OWBPA Disclosures. The Release of Claims referenced in the preceding section is subject to the terms of the ADEA, as amended by the OWBPA. The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. Nothing in this Agreement interferes with Holman’s right to challenge the knowing and voluntary nature of the Release of Claims or the Company’s compliance with the waiver requirements of the ADEA or OWBPA. Holman understands that the Company is giving Holman up to 21 days from the date Holman receives a copy of this Agreement to sign the Agreement and return it to the Company. Holman acknowledges that the Company has advised Holman to use this time to consult with an attorney about the effect of the Release of Claims. If Holman signs this Agreement before the end of the 21-day period, it is Holman’s personal, voluntary decision to do so. Any changes made to this Agreement before it is signed do not restart the running of this consideration period.

7.                   Revocation Rights. Holman has the right to revoke the Holman’s Release of Claims under the ADEA by written notice of such to the Company within seven calendar days following Holman’s signing of this Agreement. This Agreement will not become effective or enforceable as to those ADEA claims until that seven-day period has expired. Holman has the right to revoke (rescind) the Holman’s release of claims under the MHRA by written notice of such to the Company within 15 calendar days following Holman’s signing of this Agreement. This Agreement will not become effective or enforceable as to those MHRA claims until that 15-day period has expired. Any such notice of revocation must be in writing, must identify whether the revocation is applicable to Holman’s ADEA claims, MHRA claims, or both, and must be either hand-delivered to the Company or, if sent by mail, postmarked within the applicable revocation period, sent by certified mail, return receipt requested, and addressed to Brett Reynolds, Chief Financial Officer, Uroplasty, Inc., 5420 Feltl Road, Minnetonka, MN 55343. Holman does not have the right to revoke the Release of Claims as to any other Claims. Holman understands that her receipt of Consideration under this Agreement is contingent upon her agreement to be bound by all the terms of this Agreement. Accordingly, if Holman revokes the Release of Claims as provided herein, Holman is not entitled to the Consideration offered by the Company. If Holman attempts to revoke her release of either the ADEA or MHRA claims, she will immediately return to the Company any Consideration that she may have received under this Agreement; provided however, that if Holman challenges the knowing and voluntary nature of the Release of her ADEA Claims, she is not required to return the Consideration.

8.                   Waiver of Rights to Additional Recovery. Nothing in this Agreement interferes with Holman’s right to participate in any manner in an investigation or proceeding before the Equal Employment Opportunity Commission (“EEOC”), the SEC or any other fair employment practices, securities or other regulatory body. Holman understands and agrees, however, that she waives the right to recover any individual relief in any administrative or legal action, including without limitation any whistleblower award under Section 21F of the Securities Exchange Act of 1934, whether such action is brought by the EEOC, the SEC, any other law enforcement agency, Holman or any other party, unless and to the extent that such waiver is contrary to law. Holman agrees that Company reserves any and all defenses which it has or might have against any such claims brought by Holman or on Holman’s behalf.

9.                   Return of Property. If Holman finds any Company documents, data, and other property that she has not already returned, she will promptly return such materials to the Company. Company “documents, data, and other property” includes without limitation computers, fax machines, mobile phones, smartphones, access cards, keys, reports, manuals, records, product samples, correspondence and/or other documents or materials related to the Company’s business that Holman has compiled, generated or received while working for the Company, including all copies, samples, computer data, disks, or records of such material. After returning these documents, data, and other property, to the extent she has not already done so, Holman will permanently delete from any electronic media in Holman’s possession, custody, or control (such as computers, mobile phones, smartphones, personal digital assistants, other hand-held devices, mp3 players, iPads, back-up devices, zip drives, etc.) or to which Holman has access (such as remote e-mail exchange servers, back-up servers, off-site storage, the cloud, etc.), all documents or electronically stored images of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained.

10.                 Compliance with Prior Agreements and Confidentiality. Holman remains bound by the terms of any prior agreement which Holman previously entered into with the Company relating to any inventions assignment, confidentiality, conflicting interest, non-disclosure or non-compete obligations, including without limitation an Employee Confidentiality, Inventions, Non-Compete and Non-Solicitation Agreement.

11.                 Commitment to Cooperate in Transition, Investigations and Litigation. Holman agrees, for the duration of the period of her Separation Payments as identified in Paragraph 3, to cooperate with the Company and to be available, on a reasonable basis, to answer questions that may arise to permit the Company to achieve a smooth transition of Holman’s former duties to the Company. Holman agrees that she will be available upon reasonable notice from the Company, with or without a subpoena, to be interviewed, review documents or things, testify or engage in other reasonable activities with respect to matters concerning which Holman has or may have knowledge. The Company’s obligations under this Agreement, including its payment of Consideration to Holman, are contingent upon Holman cooperating with the Company.

12.                 Holman Representations and Warranties. Holman warrants and represents that:

a)	Holman has not engaged in any misdeeds in the exercise of Holman’s duties for the Company, including but not limited to fraud, misappropriation of Company funds, usurpation of corporate opportunity, breach of fiduciary duty, and like misconduct;

b)	Holman has not suffered any discrimination or harassment by any of the Released Parties on account of race, color, creed, religion, national origin, citizenship status, sex, marital or registered domestic partner status, pregnancy, sexual orientation, age, disability, medical condition, current or former membership in any U.S. uniformed services, or any other characteristic protected by law;

c)	Holman has not been denied any leave, benefit or right to which Holman was entitled under the FMLA or any other federal or state leave law; and

d)	Holman is aware of no facts, evidence, allegations, claims, liabilities or demands relating to alleged or potential violations of law that may give rise to any claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state, local or international law, statute or regulation providing for protection of and/or recovery to whistleblowers.

Holman understands that the Company is relying on these representations in entering into this Agreement.

13.                Reemployment. Holman understands and agrees that Holman’s employment with the Company was terminated effective on the Employment Separation Date and the Company has no obligation to reinstate or reemploy Holman with the Company following the Employment Separation Date.

14.                Reference Inquiries. The Company’s Human Resources Department will respond to inquiries from individuals identifying themselves as a prospective employer or lender seeking reference information from the Company solely by: (i) confirming the dates of Holman’s employment; (ii) confirming the title and nature of the last position held by Holman; (iii) advising that Holman’s employment ended; and (iv) stating that it is the policy of the Company to provide no other information respecting its employees or former employees.

15.                Mutual Non-Disparagement. Holman agrees that Holman will refrain from making any comments or statements concerning the Company, either in writing, electronically, orally, or otherwise that (a) are disparaging or defamatory or portray the Company in a negative light, (b) in any way impair the reputation, goodwill, or legitimate business interest of the Company; or (c) disparage the employees, agents, officers, directors, pricing, products, policies, or services of the Company. The Company agrees that its directors and officers will refrain, and will use reasonable efforts to cause its employees and agents to refrain, from making any statements, whether in writing, electronically, orally, or otherwise, that are disparaging or defamatory or portray Holman in a negative light, or impair the reputation of Holman. Notwithstanding the above, nothing herein shall preclude the parties from testifying under oath pursuant to validly issued legal process, making any truthful statement to law enforcement or other governmental authority in response to a lawful and formal request by such agency or pursuant to court order, or making any public disclosure that the party reasonably believes is required by law or by rule of the Securities Exchange Commission, NASDAQ, or any other governmental entity, provided that the party that believes such statement is required provides the other party with notice of the request, order or other need for disclosure in a timely manner prior to divulging the information.

16.                 Non-Admissions. The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement will be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

17.                 Non-Assignment. Holman warrants and represents that she has not assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or interest that is the subject of this Agreement.

18.                 Legal Counsel and Fees. The Parties will bear their own costs and attorney’s fees, if any.

19.                 Beneficiaries, Successors and Assigns. The Parties agree that any Company successor or assignee is a beneficiary of this Agreement and may rely on and enforce this Agreement to secure or defend its rights hereunder. The Company agrees that its promises in this Agreement will be binding on any successor or assignee of the Company’s business or operations.

20.            Survivability. This Agreement shall survive Holman’s death relative to her heirs, executors, administrators, and agents for all benefits and timelines identified in this Agreement.

21.                 Taxation Issues. The Company makes no representations or warranties to Holman regarding the tax treatment to Holman of the payments provided under this Agreement. Holman is solely responsible for all federal, state, and local income and any other taxes that may be due on account of these payments.

22.                 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original. The counterparts may be evidenced by facsimile or portable document format (“PDF”) and each such facsimile or PDF will be deemed an original, will be binding upon the Parties for all purposes herein and, together with any other counterpart, will constitute one and the same instrument.

23.                Governing Law and Forum. This Agreement is to be construed and interpreted in accordance with applicable federal laws and the laws of the State of Minnesota, without regard to conflict of law principles of any jurisdiction. Any dispute, controversy, claim or litigation arising out of or related to this Agreement, directly or indirectly, must be resolved in accordance with applicable federal laws and the laws of the State of Minnesota. In the event of a controversy, claim or dispute between the Parties arising out of or relating to this Agreement, the controversy, claim or dispute must be filed exclusively in state or federal court in Hennepin County, Minnesota.

24.                 Construction, Invalidity and Severability. Whenever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent deemed invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not be affected or impaired. To the extent permitted and possible, the invalid or unenforceable term will be deemed to be replaced by a term that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term. An adjudication of full or partial invalidity, illegality or unenforceability in one jurisdiction is not binding in other jurisdictions. If application of this severability provision should materially and adversely affect the economic substance of the transactions contemplated in this Agreement, the Party adversely impacted will be entitled to compensation for the adverse impact, provided that the reason for the invalidity or unenforceability of a term is not due to serious misconduct by the Party seeking such compensation.

25.                 Entire Agreement/Modifications. Except for any continuing obligations of Holman under an employment, confidentiality, or competition agreement or related Company policy, and in particular those confirmed in Section 10 of this Agreement, this Agreement constitutes the entire agreement between the Company and Holman relating to Holman’s employment and termination of employment. This Agreement supersedes all prior oral and written agreements and communications between the Parties. Holman understands that this Agreement cannot be changed unless done in writing and manually signed by both the Company and Holman.

26.                Reservation of Defenses and Company Remedies. This Agreement will serve and operate as a full and complete defense to any action against the Company concerning any Claim released herein. The Company reserves any and all defenses that the Company has or might have against any claims that may be brought by Holman. In the event that Holman breaches her obligations under this Agreement or the Company learns that Holman’s representations and warranties contained in this Agreement are false, the Company will have the right to bring a legal action for any and all appropriate relief, including without limitation, injunctive relief, specific performance, damages, reasonable attorneys’ fees, costs and disbursements. The Company will also have the right to suspend payment of the consideration set forth in Section 4 of this Agreement, to have any monetary award granted to Holman reduced by the amount of money that Holman receives under this Agreement, and/or to recover, in addition to any equitable relief and damages allowed by law, the consideration Holman has received under this Agreement.

27.                Holman Acknowledgments. Holman states that she has read this entire Agreement and understands all of its terms, has been advised to consult with an attorney, has had a sufficient opportunity to review this Agreement with Holman’s attorney, and is voluntarily and knowingly entering into this Agreement with full knowledge and understanding of Holman’s legal rights and obligations. Holman further agrees that no promise or inducement has been offered except as set forth in this Agreement and that Holman is signing this Agreement without reliance upon any statement or representation by the Company or any representative or agent of the Company. Holman warrants that she has full legal authority to release any and all Claims as specified in this Agreement and to perform all other obligations as specified herein. Holman understands that this Agreement will have a final and binding effect and that by executing this Agreement, Holman may be giving up legal rights.

28.                 Effective Date. This Agreement will become effective as of the date last signed by both Parties.

UROPLASTY, INC.

Dated: October 22, 2014	By:	/s/ Brett Reynolds
Brett Reynolds
SVP & Chief Financial Officer

EMPLOYEE

Dated: October 14, 2014	/s/ Susan H. Holman
Susan H. Holman